                                VOTING AGREEMENT

         VOTING AGREEMENT, dated as of April 17, 2002 (this "Agreement"), by and among Headway Corporate Resources, Inc., a Delaware corporation (the "Company"), the holders of the Company's Series G Convertible Preferred Stock who are signatories hereto (the "Preferred Stockholders") and the holders of the Company's common stock who are signatories hereto (the "Common Stockholders") for their mutual benefit and for the benefit of Bank of America, N.A., in its capacity as agent for the Lenders (as defined below).


                                R E C I T A L S:

         WHEREAS, the Company, the Preferred Stockholders and State Street Bank and Trust Company, N.A. (the "Trustee") have entered into that certain Second Limited Waiver dated as of the date hereof (the "Second Limited Waiver") relating to that certain Indenture dated as of March 19, 1998, as amended, modified, supplemented or restated on or prior to the date hereof, by and between the Company and the Trustee (capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Second Limited Waiver);

         WHEREAS, the Company, the Agent and the Lenders (as defined therein) are parties to that certain Amended and Restated Credit Agreement dated as of the date hereof (the "Amended and Restated Credit Agreement");

         WHEREAS, the Common Stockholders own beneficially and of record, in the aggregate, 3,569,962 shares of the common stock, par value $.0001 per share (the "Common Stock"), of the Company (for purposes of this Agreement, "beneficial ownership" shall have the meaning ascribed to such term in Regulation 13d-3 of the Securities Exchange Act of 1934, as amended); and

         WHEREAS, it is a condition to the effectiveness of the Second Limited Waiver that each of the Common Stockholders enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1). Voting. Each of the Common Stockholders agrees to vote, or cause to be voted, all shares of Common Stock beneficially owned by such Common Stockholder, including, without limitation, that number of shares of Common Stock set forth opposite such Common Stockholder's name on Schedule A annexed hereto, and all other shares of Common Stock or other voting securities of the Company with respect to which such Common Stockholder has the ability to exercise voting discretion, for the approval of Common Stockholder Approval (as defined in the Second Limited Waiver) and any other action reasonably necessary in connection therewith.

         2). Term. This Agreement shall terminate upon the approval of the matters set forth in Section 1 above.

         3).  Representations, Warranties and Covenants.

                  (a) Each of the Common Stockholders hereby, severally and not jointly, represents and warrants as follows:

                           (i) Except as otherwise disclosed to the Preferred
                  Stockholders in a writing contemporaneously delivered herewith, and specifically referencing this Agreement, such Common Stockholder has the exclusive right to vote the shares of Common Stock set forth on Schedule A hereto, free and clear of all liens, charges and encumbrances whatsoever. Except as set forth on Schedule A, such Common Stockholder does not beneficially own any shares of Common Stock or other voting securities of the Company.

                           (ii) Such Common Stockholder has all necessary power
                  and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Common Stockholder. This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

                           (iii) No consent, approval, order or authorization of any third party (including any federal, state or local governmental authority) is required by or with respect to such Common Stockholder to validly execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (b) Each of the Common Stockholders agrees that, until this Agreement has been terminated, such Common Stockholder will not sell, transfer, assign or otherwise dispose of any of his/its shares of Common Stock, unless the proposed transferee of such shares agrees to become a signatory to this Agreement, or take any other action that would impair, hinder or adversely affect his/its ability to perform his/its obligations hereunder.

         4). Further Assurances. Each party hereto shall perform such further acts and execute such further documents as may be required to carry out the provisions of this Agreement.

         5). Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the Agent and their respective heirs, personal representatives, successors and assigns.

         6). Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent any breaches of this Agreement and to enforce specifically the terms and provisions hereof or thereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which he/it is entitled at law or in equity, and the parties hereto waive any requirement to post any bond as a condition to seeking or obtaining equitable relief.

         7). Notices. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given (a) on the date of service if personally served, (b) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid, (c) on the next day after sending, if sent by overnight service, or (d) on the date sent if sent by facsimile, to the parties at the following addresses or facsimile numbers with a copy sent by mail as aforesaid on the same date (or at such other address or facsimile number for a party as shall be specified by like notice):

                           If to the Company:

                                    Headway Corporate Resources, Inc.
                                    317 Madison Avenue, 3rd Floor
                                    New York, NY 10022
                                    Attention: Ms. Philicia G. Levinson,
                                    Senior Vice President and Chief
                                    Financial Officer
                                    Fax:  (212) 672-6699

                                    with a copy to:

                                    Salans Hertzfeld Heilbronn Christy & Viener
                                    Rockefeller Center
                                    620 Fifth Avenue
                                    New York, New York 10020
                                    Attention: Richard B. Salomon, Esq.
                                    Fax:  (212) 632-5555

                                    and:

                                    Weil, Gotshal & Manges LLP
                                    767 Fifth Avenue
                                    New York, NY  10153-0119
                                    Attn: Ted S. Waksman, Esq.
                                    Fax: (212) 310-8007


         If to the Agent, to its address as set forth in the Amended and Restated Credit Agreement.

         If to any Common Stockholder or Preferred Stockholder, at his or its address as set forth in the records of the Company.

         8). Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, in whole or in part, the validity of the remaining provisions shall not be affected and the remaining portion of any provision held to be invalid, illegal or unenforceable shall in no way be affected, prejudiced or disturbed thereby.

         9). Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

         10). Governing Law. This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof. Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any state or federal court located within the County of New York, State of New York, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court or that such court is an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereto further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

         11.) Agent Intended Third Party Beneficiary. The parties hereto expressly acknowledge and agree that Lenders have relied upon the execution of this Agreement as a material inducement to their execution of the Amended and Restated Credit Agreement, and the parties further acknowledge and agree that execution of such agreement by the Lenders is of material benefit to the parties hereto. Accordingly, it is expressly agreed that the Agent shall be a third party beneficiary of this Agreement, entitled to enforce this Agreement, for the benefit of the Lenders, in the same manner and to the same extent as if Agent were a signatory to this Agreement having performed all of its obligations hereunder. However, the parties hereto agree that Agent has no obligations under this Agreement.


                 [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                  HEADWAY CORPORATE RESOURCES, INC.



                                  By: /s/  Barry S. Roseman
                                      -----------------------------------------
                                  Name:  Barry S. Roseman
                                  Title:  President and Chief Operating Officer


                       [additional signature pages follow]

PREFERRED STOCKHOLDERS:

GARMARK PARTNERS, L.P.                  BANC OF AMERICA
                                        SECURITIES LLC, SUCCESSOR IN INTEREST TO
                                        NATIONSBANC MONTGOMERY SECURITIES, LLC


By: /s/  E. Garrett Bewkes              By: /s/ illegible
    ----------------------------            -------------------------------
Name:  E. Garrett Bewkes                Name:   illegible
Title:  Managing Principal              Title:


MOORE GLOBAL INVESTMENT, LTD.           REMINGTON INVESTMENT
                                        STRATEGIES, L.P.


By: /s/  Anthony Gallagher              By: /s/  Anthony Gallagher
    ----------------------------            ------------------------------
Name:  Anthony Gallagher                Name:  Anthony Gallagher
Title:  Director of Operations          Title:  Director of Operations



                      [additional signatures pages follow]

                                          AGENT:

                                          BANK OF AMERICA, N.A.



                                          By:   /s/ illegible
                                             -----------------------------
                                             Name:    illegible
                                             Title:


                      [additional signature pages follow]

                                             COMMON STOCKHOLDERS:



                                             /s/ Gary S. Goldstein
                                             ------------------------------
                                             Gary S. Goldstein



                      [additional signature pages follow]

                                             /s/ Barry S. Roseman
                                             ------------------------------
                                             Barry S. Roseman




                      [additional signature pages follow]

                                             /s/ G. Chris Andersen
                                             ------------------------------
                                             G. Chris Andersen


                      [additional signature pages follow]

                                             /s/ Ehud D. Laska
                                             ------------------------------
                                             Ehud D. Laska




                      [additional signature pages follow]

                                             /s/ Richard B. Salomon
                                             ------------------------------
                                             Richard B. Salomon




                      [additional signature pages follow]

                                             /s/ Alicia Lazaro
                                             ------------------------------
                                             Alicia Lazaro




                      [additional signature pages follow]

                                             /s/ Philicia G. Levinson
                                             ------------------------------
                                             Philicia G. Levinson

                                   SCHEDULE A


                                                          NUMBER OF SHARES OF
NAME                                                         COMMON STOCK
----                                                         ------------

Gary S. Goldstein                                               1,709,005

Barry S. Roseman                                                 383,629

G. Chris Andersen                                                956,965

Ehud D. Laska                                                    84,580

Richard B. Salomon                                               54,965

Alicia Lazaro                                                    314,197

Philicia G. Levinson                                             66,621